Exhibit 99.1

For Immediate Release

October 16, 2007

Leesport Financial Corp. Announces 2007 Third Quarter Earnings.

Wyomissing, PA: Leesport Financial Corp. (“Company”) (NASDAQ: FLPB) reported net income for the quarter ended September 30, 2007 of $2,535,000, a 2.0% decrease over net income of $2,588,000 for the same period in 2006. Net income for the nine months ended September 30, 2007 was $5,438,000, a 20.9% decrease over net income of $6,877,000 for the same period in 2006, which includes the effects of the sale of $64.1 million in lower yielding available for sale securities during the period as a result of a previously announced balance sheet restructuring. Total revenue for the quarter ended September 30, 2007 was $22,558,000 as compared to $21,292,000 for the same period in 2006, a 5.9% increase. Total revenue for the nine months ended September 30, 2007 was $63,754,000 as compared to $61,147,000 for the same period in 2006, a 4.3% increase.

Robert D. Davis, President and Chief Executive Officer of Leesport Financial Corp. said, “Our third quarter results clearly reflect the forces felt throughout the financial services industry. As Leesport Financial navigates through these challenging economic times, we have been able to stabilize our net interest margin at a level favorable to our peers while continuing to exhibit strong commercial loan growth. On a linked quarter basis, our earnings continue to improve. Equally important, our asset quality trends have moved favorably as reflected in a 23% reduction in our non-performing assets. Our third quarter results continue to reflect the strength of our diversified financial services strategy with 38% of our revenue derived from fees, commissions and non-interest income generated from our banking, insurance and wealth management businesses. A key accomplishment in the third quarter involves the successful consolidation of our insurance division and the long term extensions of the employment agreements of our key insurance executives. Our mortgage banking revenue continues to reflect the softness in the residential real estate market. It is important to emphasize however, that

Leesport Financial does not originate to sell or hold any sub-prime residential mortgages.”

Davis continued, “Over the last two years, we have committed significant human and financial resources to grow revenue and improve our operating efficiency by coming together as one company. Accordingly, we are pleased to confirm that we will unify Leesport Financial Corp under one brand name which will be publicly announced in March 2008. We believe this unified brand will generate wider market awareness of our company, as well as improve our operating efficiency as we transition to one name. Despite the challenging economic environment, we believe we are poised to drive future earnings in excess of our peer group to further increase shareholder value.”

Net Interest Income

For the three months ended September 30, 2007, net interest income before the provision for loan losses increased 5.3% to $8,454,000 compared to $8,026,000 for the same period in 2006. The increase in net interest income for the three months resulted from a 9.7% increase in total interest income to $17,357,000 from $15,821,000 and a 14.2% increase in total interest expense to $8,903,000 from $7,795,000. For the nine months ended September 30, 2007, net interest income before the provision for loan losses increased 4.4% to $25,040,000 compared to $23,984,000 for the same period in 2006. The increase in net interest income for the nine months resulted from a 13.2% increase in total interest income to $51,054,000 from $45,118,000 offset by a 23.1% increase in total interest expense to $26,014,000 from $21,134,000.

The increase in total interest income resulted from an increase in average earning assets for the three and nine months ended September 30, 2007 of $68,505,000 and $73,211,000, respectively, due primarily to strong growth in commercial loans and higher investment security yields over the same period in 2006.

The increase in total interest expense resulted primarily from an increase in average interest-bearing liabilities for the three and nine months ended September 30, 2007 of $68,666,000 and $73,326,000, respectively, compared to the same periods in 2006. The increases are due primarily to an increase in average interest-bearing deposits for the three and nine months ended September 30, 2007 of $84,434,000 and $64,948,000, respectively, and from higher interest rates over the same periods in 2006.

For the three months ended September 30, 2007, the net interest margin on a fully taxable equivalent basis was 3.57% as compared to 3.64% for the same period in 2006. For the nine months ended September 30, 2007, the net interest margin on a fully taxable equivalent basis was 3.63% as compared to 3.76% for the same period in 2006. The decrease in net interest margin for the comparative three and nine month periods ended September 30, 2007 was due mainly to higher cost of time deposits and wholesale funds fueled by increases in short-term interest rates over the same periods in 2006 offset by strong organic commercial loan growth and a disciplined approach to deposit pricing.

Net interest income after the provision for loan losses for the three and nine months ended September 30, 2007 was $8,154,000 and $24,442,000, respectively, as compared to $7,726,000 and $23,259,000, respectively, for the same periods in 2006, an increase of 5.5% and 5.1%, respectively. The provision for loan losses for the three months ended September 30, 2007 was $300,000 compared to $300,000 for the same period in 2006. The provision for loan losses for the nine months ended September 30, 2007 was $598,000 compared to $725,000 for the same period in 2006. As of September 30, 2007, the allowance for loan losses was $7,162,000 compared to $7,611,000 as of December 31, 2006, an annualized decrease of 7.9%. The decrease in the provision is due primarily to the result of management’s evaluation and classification of the credit quality of the loan portfolio utilizing a qualitative and quantitative internal loan review process. In addition to non-performing loans decreasing $1,400,000 in this quarter, substandard loans have decreased by $565,000 for the first nine months of 2007. Management has determined that the current allowance for loan losses is adequate.

Non-Interest Income

Total non-interest income for the three months ended September 30, 2007 decreased 4.9% to $5,201,000 compared to $5,471,000 for the same period in 2006. Total non-interest income for the nine months ended September 30, 2007 decreased 20.8% to $12,700,000 compared to $16,029,000 for the same period in 2006.

Net securities gains of $85,000 were recorded for the three months ended September 30, 2007 compared to net security gains of $65,000 for the same period in 2006. Net securities losses were $2,408,000 for the nine months ended September 30, 2007 compared to net security gains of $274,000 for the same period in 2006. The net securities gains for the three months ended September 30, 2007 and 2006 are primarily from the planned sales of investment securities and equity portfolio holdings. The net securities losses for the nine months ended September 30, 2007 were primarily due to the sale of $64.1 million in lower-yielding available for sale securities as part of a balance sheet restructuring completed in the first quarter of 2007.

For the three months ended September 30, 2007, revenue from commissions and fees from insurance sales decreased 0.5% to $2,968,000 compared to $2,982,000 for the same period in 2006. For the nine months ended September 30, 2007, revenue from commissions and fees from insurance sales increased 1.8% to $8,674,000 compared to $8,517,000 for the same period in 2006. The increase for the nine months ended September 30, 2007 is mainly attributed to increased contingency income on insurance products offered through Essick & Barr, LLC, a wholly owned subsidiary of the Company.

For the three months ended September 30, 2007, revenue from mortgage banking activity decreased to $432,000 from $932,000, or 53.6%, for the same period in 2006. For the nine months ended September 30, 2007, revenue from mortgage banking activity decreased to $1,524,000 from $2,834,000, or 46.2%, for the same period in 2006. The decrease was primarily due to declining volume of loans sold into the secondary mortgage market. The Company operates its mortgage banking activities through Philadelphia Financial Mortgage, a division of Leesport Bank. Philadelphia Financial Mortgage does not underwrite any sub-prime loans.

For the three months ended September 30, 2007, revenue from brokerage and investment advisory commissions and fee activity increased to $189,000 from $186,000, or 1.6%, for the same period in 2006. For the nine months ended September 30, 2007, revenue from brokerage and investment advisory commissions and fee activity increased to $651,000 from $563,000, or 15.6%, for the same period in 2006. The increase is due primarily to an increase in investment advisory service activity offered through Madison Financial Advisors, LLC, a wholly owned subsidiary of the Company.

For the three months ended September 30, 2007, service charges on deposits decreased to $664,000 from $671,000, or 1.0%, for the same period in 2006. For the nine months ended September 30, 2007, service charges on deposits decreased to $1,993,000 from $2,012,000, or

0.9%, for the same period in 2006. The decreases for the three and nine month periods are due primarily to a decrease in commercial account analysis fees and non-sufficient funds charges.

For the three months ended September 30, 2007, earnings on investment in life insurance increased to $197,000 from $131,000, or 50.4%, for the same period in 2006. For the nine months ended September 30, 2007, earnings on investment in life insurance increased to $587,000 from $387,000, or 51.7%, for the same period in 2006. The increase is due primarily to the purchase of $5 million of additional bank owned life insurance (“BOLI”) in the third quarter of 2006.

For the three months ended September 30, 2007, other income including gain on sale of loans increased to $666,000 from $504,000, or 32.1%, for the same period in 2006. For the nine months ended September 30, 2007, other income including gain on sale of loans increased to $1,679,000 from $1,442,000, or 16.4%, for the same period in 2006. The increases for the three and nine months are due primarily to an increase in network interchange income and gains recognized on the sale of SBA loans.

Non-Interest Expense

Total non-interest expense for the three months ended September 30, 2007 increased 2.9% to $10,034,000 compared to $9,755,000 for the same period in 2006. Total non-interest expense for the nine months ended September 30, 2007 increased 0.6% to $30,438,000 compared to $30,267,000 for the same period in 2006.

Salaries and benefits were $5,177,000 for the three months ended September 30, 2007, a decrease of 1.7% compared to $5,265,000 for the same period in 2006. Salaries and benefits were $16,206,000 for the nine months ended September 30, 2007, a decrease of 2.8% compared to $16,667,000 for the same period in 2006. Included in salaries and benefits for the three months ended September 30, 2007 and September 30, 2006 were stock-based compensation costs of $69,000 and $37,000, respectively. Included in salaries and benefits for the nine months ended September 30, 2007 and September 30, 2006 were stock-based compensation costs of $190,000 and $122,000, respectively. The decrease in salaries and benefits for the comparative three and nine month periods is primarily attributed to a reduction in staff as a result of the Company’s corporate-wide reorganization plan initiated in 2006, as well as a decrease in commissions paid on mortgage origination activity through Philadelphia

Financial Mortgage. Total commissions paid for the three months ended September 30, 2007 and 2006 were $307,000 and $624,000, respectively. Total commissions paid for the nine months ended September 30, 2007 and 2006 were $1,222,000 and $1,747,000, respectively.

For the three months ended September 30, 2007, occupancy expense and furniture and equipment expense decreased to $1,733,000 from $1,778,000, or 2.5%, for the same period in 2006. For the nine months ended September 30, 2007, occupancy expense and furniture and equipment expense decreased to $5,171,000 from $5,411,000, or 4.4%, for the same period in 2006. The decrease for the comparative periods is due primarily to a reduction in building lease expense and furniture and equipment depreciation expense.

For the three months ended September 30, 2007, marketing and advertising expense increased to $398,000 from $286,000, or 39.2%, for the same period in 2006. For the nine months ended September 30, 2007, marketing and advertising expense increased to $1,171,000 from $1,007,000, or 16.3%, for the same period in 2006. The increase for the comparative periods is due primarily to expenses incurred with a new corporate-wide re-branding initiative.

For the three months ended September 30, 2007, professional services expense and outside processing expense increased to $1,235,000 from $1,033,000, or 19.6%, for the same period in 2006. For the nine months ended September 30, 2007, professional services expense and outside processing expense increased to $3,594,000 from $3,081,000, or 16.7%, for the same period in 2006. The increase for the comparative periods is due primarily to an increase in general Company business initiatives and computer, network and internet banking expenses.

Income Tax Expense

Income tax expense for the three months ended September 30, 2007 was $786,000, an 8.0% decrease as compared to income tax expense of $854,000 for the three months ended September 30, 2006. Income tax expense for the nine months ended September 30, 2007 was $1,266,000, a 41.0% decrease as compared to income tax expense of $2,144,000 for the nine months ended September 30, 2006. The effective income tax rate for the three months ended September 30, 2007 and 2006 was 23.7% and 24.8%, respectively. The effective income tax rate for the nine months ended September 30, 2007 and 2006 was 18.9% and 23.8%, respectively. The decrease in the effective income tax rate for the nine month period is due primarily to tax exempt income increasing while income before income taxes decreased.

Earnings Per Share

Diluted earnings per share for the three months ended September 30, 2007 were $0.45 on average shares outstanding of 5,688,714, a 2.2% decrease as compared to diluted earnings per share of $0.46 on average shares outstanding of 5,711,759 for the three months ended September 30, 2006. Diluted earnings per share for the nine months ended September 30, 2007, which includes the effects of the balance sheet restructuring during the first quarter of 2007, were $0.95 on average shares outstanding of 5,702,582, a 22.1% decrease as compared to diluted earnings per share of $1.22 on average shares outstanding of 5,657,103 for the nine months ended September 30, 2006. Share amounts and per share amounts reflect a 5% stock dividend distributed to shareholders on June 15, 2007.

Assets, Liabilities and Equity

Total assets as of September 30, 2007 were $1,091,787,000, an annualized increase of 6.4% compared to December 31, 2006. Total loans as of September 30, 2007 increased $40,651,000 to $805,434,000, and total deposits increased $45,052,000 to $747,891,000, respectively, compared to December 31, 2006. Total loan and total deposit balances had annualized increases of 7.1% and 8.5%, respectively. Commercial loan balances as of September 30, 2007 had an annualized increase of 10.3% compared to December 31, 2006. Total borrowings as of September 30, 2007 were $227,854,000, an annualized increase of 9.5% as compared to December 31, 2006.

Shareholders’ equity increased as of September 30, 2007 to $104,921,000 from $102,130,000 at December 31, 2006, an annualized increase of 3.6%. Included in shareholders’ equity is an unrealized loss position on available for sale securities, net of taxes, at September 30, 2007 of $1,879,000 compared to an unrealized loss position on available for sale securities, net of taxes, of $2,526,000 at December 31, 2006. Included in shareholders’ equity for the nine months ended September 30, 2007 was a reduction to shareholders’ equity of $409,000, net of tax, as a result of the Company’s election to early adopt Statement of Financial Accounting Standards (“SFAS”) No. 159 and No. 157 in the first quarter of 2007. As a result of the initial fair value measurement option for junior subordinated debt under SFAS No. 159, effective January 1, 2007, the fair value adjustment of junior subordinated debt, including all unamortized debt issuance costs and prepayment fees, was recorded as a reduction in retained earnings of approximately $409,000, net of tax.

Leesport Financial Corp. will be hosting a quarterly shareholder and investor conference call on Wednesday, October 17, 2007 at 8:30 a.m. ET. Interested parties can join the conference and have the ability to ask questions by calling 888-504-7961. The conference call will be available through a webcast at:

http://investor.shareholder.com/media/eventdetail.cfm?mediaid=27700&c=FLPB&mediakey=04ED9EC9D1DA5C9B77D7EA874AAF3556&e=0

The conference call can also be accessed through a link in the Investor Relations page of Leesport Financial Corp’s website at:

http://www.leesportfc.com

Leesport Financial Corp. is a diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance (Insurance products offered through Essick & Barr, LLC), investments (Securities offered through UVEST Financial Services, a registered independent broker/dealer, Member NASD/SIPC), wealth management, equipment leasing, and title insurance services throughout Southeastern Pennsylvania.

LEESPORT FINANCIAL CORP.

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except per share data)

	Quarter Ended Balances
	September 30,	December 31,
	2007	2006
	(unaudited)
Assets
Investment securities and interest bearing cash	$176,756	$168,048
Mortgage loans held for sale	2,818	5,582
Loans:
Commercial loans	637,857	592,026
Consumer loans	126,464	132,685
Mortgage loans	41,113	40,072
Total loans	$805,434	$764,783

Earning assets	$985,008	$938,413
Total assets	1,091,787	1,041,632

Liabilities and shareholders’ equity
Deposits:
Non-interest bearing deposits	104,742	108,549
NOW, money market and savings	317,533	290,857
Time deposits	325,616	303,433
Total deposits	$747,891	$702,839

Federal funds purchased	$103,041	$82,105
Securities sold under agreements to repurchase	99,411	90,987

Long-term debt	5,000	19,500
Junior subordinated debt	20,402	20,150
Shareholders’ equity	$104,921	$102,130

Actual shares outstanding	5,660,497	5,655,673	*
Book value per share	$18.54	$18.06	*

	Asset Quality Data
	As Of or For the Period Ended
	Three Months	Twelve Months
	September 30,	December 31,
	2007	2006
	(unaudited)
Non-accrual loans	$4,279	$3,989
Loans past due 90 days or more	861	93
Renegotiated troubled debt	276	319
Total non-performing loans	5,416	4,401
Other real estate owned	307	858
Total non-performing assets	$5,723	$5,259

Loans outstanding at end of period	$805,434	$764,783
Allowance for loan losses	7,162	7,611

Net charge-offs to average loans (annualized)	0.18%	0.15%

Allowance for loan losses as a percent of total loans	0.89%	1.00%

Allowance for loan losses as percent of total non-performing loans	132.24%	172.94%

*                 References to share amounts and per-share amounts reflect the 5% stock dividend distributed to shareholders on June 15, 2007.

LEESPORT FINANCIAL CORP.

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands)

	Average Balances		Average Balances
	For the Three Months Ended		For the Nine Months Ended
	(unaudited)		(unaudited)
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
Assets
Investment securities and interest bearing cash	$175,749	$180,791	$170,716	$183,426
Mortgage loans held for sale	2,897	8,540	3,958	9,799
Loans:
Commercial loans	625,661	537,588	609,761	512,346
Consumer loans	126,123	137,286	128,919	135,243
Mortgage loans	41,109	38,683	40,211	39,292
Other	—	146	—	248
Total loans	$792,893	$713,703	$778,891	$687,129

Earning assets	$971,539	$903,034	$953,565	$880,354
Goodwill and intangible assets	43,328	43,574	43,484	43,744
Total assets	1,074,471	1,003,288	1,057,542	982,341

Liabilities and shareholders’ equity
Deposits:
Non-interest bearing deposits	108,999	112,607	106,966	113,452
NOW, money market and savings	329,621	289,460	310,765	289,568
Time deposits	336,480	292,207	327,873	284,122
Total deposits	$775,100	$694,274	$745,604	$687,142

Short term borrowings	$58,292	$77,872	$66,927	$63,285
Securities sold under agreements to repurchase	94,964	70,851	93,827	66,734

Long-term debt	11,109	31,620	15,189	37,678
Junior subordinated debt	20,360	20,150	20,282	20,150
Shareholders’ equity	$104,124	$96,994	$103,824	$96,352

LEESPORT FINANCIAL CORP.

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except per share data)

	For the Three Months Ended			For the Nine Months Ended
	(unaudited)			(unaudited)
	September 30,	September 30,		September 30,	September 30,
	2007	2006		2007	2006
Interest income	$17,357	$15,821		$51,054	$45,118
Interest expense	8,903	7,795		26,014	21,134
Net interest income	8,454	8,026		25,040	23,984
Provision for loan losses	300	300		598	725
Net Interest Income after provision for loan losses	8,154	7,726		24,442	23,259

Securities gains (losses), net	85	65		(2,408)	274
Commissions and fees from insurance sales	2,968	2,982		8,674	8,517
Mortgage banking activities	432	932		1,524	2,834
Brokerage and investment advisory commissions and fees	189	186		651	563
Service charges on deposits	664	671		1,993	2,012
Earnings on investment in life insurance	197	131		587	387
Other income	666	504		1,679	1,442
Total non-interest income	5,201	5,471		12,700	16,029

Salaries and employee benefits	5,177	5,265		16,206	16,667
Occupancy expense	1,087	1,101		3,234	3,394
Furniture and equipment expense	646	677		1,937	2,017
Other operating expense	3,124	2,712		9,061	8,189
Total non-interest expense	10,034	9,755		30,438	30,267
Income before income taxes	3,321	3,442		6,704	9,021
Income taxes	786	854		1,266	2,144
Net income	$2,535	$2,588		$5,438	$6,877

Per Share Data:
Basic average shares outstanding	5,668,516	5,665,104	*	5,676,197	5,599,999	*
Diluted average shares outstanding	5,688,714	5,711,759	*	5,702,582	5,657,103	*
Basic earnings per share	$0.45	$0.46	*	$0.96	$1.23	*
Diluted earnings per share	0.45	0.46	*	0.95	1.22	*
Cash dividends per share	0.20	0.18	*	0.57	0.51	*

Profitability Ratios:
Return on average assets	0.94%	1.02%		0.69%	0.94%
Return on average shareholders’ equity	9.66%	10.59%		7.00%	9.54%
Return on average tangible equity (equity less goodwill and intangible assets)	16.54%	19.22%		12.05%	17.48%
Net interest margin (fully taxable equivalent)	3.57%	3.64%		3.63%	3.76%
Effective tax rate	23.67%	24.81%		18.88%	23.77%

*                 References to share amounts and per-share amounts reflect the 5% stock dividend distributed to shareholders on June 15, 2007.

LEESPORT FINANCIAL CORP.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share data)

	September 30,	September 30,
	2007	2006
Assets
Cash and due from banks	$23,957	$18,995
Interest-bearing deposits in banks	330	73
Total cash and cash equivalents	24,287	19,068

Mortgage loans held for sale	2,818	9,798
Securities available for sale	173,335	174,410
Securities held to maturity	3,091	4,148
Loans, net of allowance for loan losses 9/2007 - $7,162; 9/2006 - $7,529	798,272	729,735
Premises and equipment, net	6,863	7,241
Identifiable intangible assets	4,042	4,671
Goodwill	39,189	38,805
Bank owned life insurance	17,677	12,042
Other assets	22,213	22,932
Total assets	$1,091,787	$1,022,850

Liabilities And Shareholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$104,742	$104,744
Interest bearing	643,149	584,838
Total deposits	747,891	689,582
Securities sold under agreements to repurchase	99,411	78,879
Federal funds purchased	103,041	100,160
Long-term debt	5,000	23,500
Junior subordinated debt	20,402	20,150
Other liabilities	11,121	11,265
Total liabilities	986,866	923,536

Shareholders’ Equity
Common stock, $5.00 par value ;
Authorized 20,000,000 shares; 5,745,350 shares issued at September 30, 2007 and 5,420,857 shares issued at September 30, 2006	28,727	27,104
Surplus	63,854	58,104
Retained earnings	16,139	19,049
Accumulated other comprehensive loss	(1,879)	(3,291)
Treasury stock; 84,853 shares at September 30, 2007 and 68,234 shares at September 30, 2006, at cost	(1,920)	(1,652)
Total shareholders’ equity	104,921	99,314
Total liabilities and shareholders’ equity	$1,091,787	$1,022,850

SELECTED HIGHLIGHTS

Cash Dividends Declared
3rd Qtr. 2006	$0.18	*
4th Qtr. 2006	$0.18	*
1st Qtr. 2007	$0.18	*
2nd Qtr. 2007	$0.19
3rd Qtr. 2007	$0.20

Common Stock (FLPB)
Quarterly Closing Price
09/30/2006	$21.70	*
12/31/2006	$22.77	*
03/31/2007	$20.59	*
06/30/2007	$19.92
09/30/2007	$19.23

*                 References to share amounts and per-share amounts reflect the 5% stock dividend distributed to shareholders on June 15, 2007.

LEESPORT FINANCIAL CORP.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2007	2006		2007	2006
Interest Income
Interest and fees on loans	$14,944	$13,621		$44,267	$38,522
Interest on securities:
Taxable	2,140	1,813		5,844	5,474
Tax-exempt	123	217		393	634
Dividend income	144	165		526	476
Other interest income	6	5		24	12
Total interest income	17,357	15,821		51,054	45,118

Interest Expense
Interest on deposits	6,586	5,258		18,596	14,476
Interest on short-term borrowings	762	1,063		2,676	2,430
Interest on securities sold under agreements to repurchase	985	731		2,924	1,918
Interest on long-term debt	100	273		399	974
Interest on junior subordinated debt	470	470		1,419	1,336
Total interest expense	8,903	7,795		26,014	21,134

Net interest income	8,454	8,026		25,040	23,984
Provision for loan losses	300	300		598	725
Net interest income after provision for loan losses	8,154	7,726		24,442	23,259

Other income:
Customer service fees	664	671		1,993	2,012
Mortgage banking activities, net	432	932		1,524	2,834
Commissions and fees from insurance sales	2,968	2,982		8,674	8,517
Broker and investment advisory commissions and fees	189	186		651	563
Earnings on investment in life insurance	197	131		587	387
Gain on sale of loans	62	24		153	32
Gain (loss) on sales of securities	85	65		(2,408)	274
Other income	604	480		1,526	1,410
Total other income	5,201	5,471		12,700	16,029

Other expense:
Salaries and employee benefits	5,177	5,265		16,206	16,667
Occupancy expense	1,087	1,101		3,234	3,394
Furniture and equipment expense	646	677		1,937	2,017
Marketing and advertising expense	398	286		1,171	1,007
Identifiable intangible amortization	157	159		472	479
Professional services	446	333		1,199	901
Outside processing expense	789	700		2,395	2,180
Insurance expense	175	198		491	449
Other expense	1,159	1,036		3,333	3,173
Total other expense	10,034	9,755		30,438	30,267

Income before income taxes	3,321	3,442		6,704	9,021
Income taxes	786	854		1,266	2,144
Net income	$2,535	$2,588		$5,438	$6,877

Per Share Data
Average shares outstanding	5,668,516	5,665,104	*	5,676,197	5,599,999	*
Basic earnings per share	$0.45	$0.46	*	$0.96	$1.23	*
Average shares outstanding for diluted earnings per share	5,688,714	5,711,759	*	5,702,582	5,657,103	*
Diluted earnings per share	$0.45	$0.46	*	$0.95	$1.22	*
Cash dividends declared per share	$0.20	$0.18	*	$0.57	$0.51	*

*                 References to share amounts and per-share amounts reflect the 5% stock dividend distributed to shareholders on June 15, 2007.

Leesport Financial Corp.

Leesport Bank

•                  Madison Bank

•                  Philadelphia Financial Mortgage

•                  Madison Equipment Leasing

Essick & Barr LLC

•                  Essick & Barr Insurance

•                  The Boothby Group

•                  Madison Insurance Consultants

Madison Financial Advisors LLC

Leesport Realty Solutions LLC

Leesport Mortgage LLC

For additional information, contact:

Edward C. Barrett

Chief Financial Officer

610.478.9922 x251

ebarrett@leesportfc.com

www.leesportfc.com

NASDAQ: FLPB

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.